EXHIBIT 10.52

Amendment No.1 to Employment Agreement
Dated February 27, 2007 with Tara Poseley.

February 27, 2007

Tara Poseley

Disney Store North America

443 N. Raymond Avenue

Pasadena, California 91105

Dear Tara:

This letter set forth the terms of our agreement modifying your Employment Agreement dated July 28, 2006 (the “Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Agreement.

With respect to Section 4.05 of the Agreement, the parties agree that the Employer shall continue to provide housing in the Los Angeles, California area to you and your family for the period of January 1, 2007 through May 31, 2007 (“Additional Housing Allowance”), and that the total amount for the Additional Housing Allowance, including the tax gross up, shall not exceed Seventy-Five Thousand Dollars ($75,000).  The parties acknowledge and agree that, in the event your employment is terminated for the reasons set forth in Section 4.05 of the Agreement, the total relocation expenses that you shall pay to the Employer within thirty (30) days of your termination shall include the Additional Housing Allowance.

Except as modified by this letter, all other terms of the Agreement shall remain in full force and effect.

If the foregoing accurately sets forth the terms of our agreement, please return the signed letter to my attention at your earliest convenience.

Sincerely,

/s/ Sue Riley
Sue Riley
Executive Vice President

Agreed and accepted on this
day of February, 2007

/s/ Tara Poseley
Tara Poseley